Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

KORN FERRY

KORN FERRY, a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:

FIRST: The Restated Certificate of Incorporation of the Company (as amended theretofore from time to time and in effect on such date) (the “Certificate”) is hereby amended such that Article IX is amended and restated in its entirety to read as set forth below:

Article IX: Director and Officer Liability

Neither a director nor an officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECOND: The foregoing amendments to the Restated Certificate of Incorporation were duly adopted in accordance with the terms of Section 242 of the General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, KORN FERRY has caused this certificate to be signed by its duly authorized officer on this 18 day of September, 2025.

KORN FERRY

By:	/s/ Jonathan Kuai
Name:	Jonathan Kuai
Title:	Corporate Secretary

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